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                                                                    EXHIBIT 99.3

[WILBERT, INC. LETTERHEAD]

November 30, 2000

Mr. Thomas J. Crawford
Chairman
The York Group
8554 Katy Freeway, Suite 200
Houston, Texas 77024

Dear Mr. Crawford:

Wilbert, Inc. ("Wilbert") is the direct holder of 200 outstanding shares and the beneficial owner of 1,258,700 shares of Common Stock, par value $.01 per share (the "Common Stock"), of The York Group, Inc. ("York").

Pursuant to Section 220 of the Delaware General Corporation Law, Wilbert hereby demands the right during the usual hours for business, to inspect the following records and documents of York and to make copies or extracts therefrom:

     1. A complete record or list of stockholders of York, certified by its transfer agent, showing the names and address of each stockholder and the number of shares of stock registered in the name of each such stockholder, up to the date of this letter.

     2. Electronic media listing the holders of York's stock, dated as of this letter, showing the name, address and number of shares held by each stockholder, such computer processing data as is necessary to make use of such electronic media and a printout of such media listing for verification purposes.

     3. All information and listings now or hereafter in York's possession or control, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trustees or nominees of any central certificate depository system concerning the number and identity of, and the number of shares held by, the banks, brokers, and other financial institutions holding York's stock as of the date of this letter, including a breakdown (in alphabetical order, if available) of any holdings in the name of any depository (e.g., Cede & Co.) or other nominee.

     4. All omnibus proxies and related respondent bank listings issued pursuant to Rule 14b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which now or hereafter are in York's possession or control, or which can reasonably be obtained by York.

      ___________________________Wilbert, Inc.__________________________________
      P.O. Box 210 o Forest Park, Illinois 60130-0210 o 2913 Gardner Road o Broadview, Illinois 60155-4488 o (708) 865-1600 o Fax: (708) 865-1646
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     5. All information now or hereafter in York's possession or control, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trustees or nominees, acquired pursuant to Rule 14b-1(b) and/or Rule 14b-2(b) of the Exchange Act, or otherwise, concerning the names and addresses of, and the number of shares held by, the beneficial owners of York's stock whose shares are held of record by brokers, dealers, banks or their nominees, including, but not limited to, any list of non-objecting or consenting beneficial owners (commonly referred to as "NOBO" or "COBO" list, respectively), in the format of a printout and electronic media tape, each in descending balance order, dated as of this letter (or any other date within the last three years for which such information is available).

     6. A complete electronic media record and list of stockholders of York who are participants in any York employee stock ownership plan, employee stock purchase plan, dividend reinvestment plan or any similar plan in which voting of stock under the plan is controlled, directly or indirectly, individually or collectively, by such plan's participants, dated as of this letter, and showing (i) the name and address of each such stockholder, (ii) the number of shares of stock of York held by any such plan in the name of each such participant and (iii) the method by which the stockholder or its agents may communicate with each such participant.

     7. A copy of all stockholder identification, stockwatch or similar reports prepared by or on behalf of York within the past three years, including any updates as of the date of this letter, for use in ascertaining the identities of York's underlying beneficial owners.

Pursuant to Wilbert's right to inspect the aforementioned documents of York and to make copies and extracts therefrom, Wilbert demands that York immediately furnish to Wilbert or its authorized representatives any modifications or additions to, or deletions from, any of the information referred to in paragraphs (1) through (7) above from the date of the list referred to in paragraphs (1) to (7), as such modifications, additions or deletions become available to York or its agents or representatives.

Wilbert shall bear the reasonable costs incurred by York, including those of its transfer agent in connection with the production of the information demanded. Wilbert's purpose of this demand is to enable Wilbert to communicate with its fellow York stockholders on matters relating to (a) solicitation of proxies or consents to call a special meeting at which Wilbert would seek to replace the York's Board of Directors, or (b) soliciting proxies to replace the York's Board of Directors at the upcoming, next annual meeting.

Wilbert hereby designates and authorizes Dorsey & Whitney LLP, its employees and any other persons designated by them or by Wilbert, acting singly or in any combination, to conduct, as its agents, the inspection and copying of the materials and information requested herein.
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Please promptly acknowledge receipt of this demand letter by signing the enclosed copy of this letter and returning it in the enclosed, postage-prepaid, self-addressed envelope.


Very truly yours,

/s/ Curtis J. Zamec
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    Curtis J. Zamec,
    Chairman, President and CEO


                                     * * *


County of  Cook
         ------------------------ )
State of   Illinois               )  ss.:
         -------------------------)

Curtis J. Zamec, having been first duly sworn according to law, deposes and says on this thirtieth day of November, 2000, that he is an officer of Wilbert, Inc., that he is authorized on behalf of Wilbert, Inc. to execute the foregoing demand for stockholder list and corporate records and to make the demand designations, authorizations and representations contained therein and that the facts and statements contained in the foregoing demand for a stocklist and corporate records are true and correct.


                                        /s/ Celia Castillo
                                        -------------------------------------
                                            Notary Public

                                            "OFFICIAL SEAL"
                                            CELIA CASTILLO
                                            Notary Public, State of Illinois
                                            My Commission Expires  02/05/2002